Exhibit 99.1
Vivint Smart Home, Inc. Reports Second Quarter 2020 Results;
Raises Outlook for Full Year 2020
Key Highlights

•Total revenues increased 8.9% year over year to $306.0 million
•Net loss improved by $28.9 million year over year (loss of $87.0 million compared to $115.9 million in the prior year period)
•Adjusted EBITDAa increased by $64.4 million year over year ($152.7 million compared to $88.3 million in the prior year period)
•Attrition rate improved by 40 basis points sequentially to 13.7%

Provo, UT – August 6, 2020 – Vivint Smart Home, Inc. (NYSE: VVNT), a leading smart home company, today reported financial and operational results for the second quarter ended June 30, 2020.
“Vivint Smart Home now delivers smart home and security services to more than 1.6 million customers across North America,” said CEO, Todd Pedersen. “Our strong results demonstrate that our customers value the peace of mind and security that we provide, particularly during extremely challenging times like those we find ourselves in today. Our high-margin, recurring revenue model is built to not only be resilient, but also to thrive in the current environment where people are spending much more time in their homes. During this, time when people are reconnecting with their homes, we believe that Vivint is perfectly positioned for what could be a lasting change.”
“As an organization, we have worked to navigate the challenges and uncertainties encountered during the first half of 2020, and we are pleased with the significant improvements across all of our key metrics in Q2,” continued Pedersen. “Revenue and total subscribers continue to grow at a steady pace, reflecting healthy demand for our smart home products and services, while Adjusted EBITDA margins continue to expand meaningfully. Because of the actions we’ve taken during the first half of the year, I’m pleased to note that we now expect to be cash flow positive in 2020.”

a) This earnings release includes Adjusted EBITDA and Covenant Adjusted EBITDA, metrics that are not calculated in accordance with Generally Accepted Accounting Principles in the U.S. (GAAP). Covenant Adjusted EBITDA provides additional information to investors about the calculation of, and compliance with, certain financial covenants contained in the agreements governing the Company’s notes, and the credit agreements governing the Company’s revolving credit facility and term loan. See the Statement Regarding Non-GAAP Financial Measures section at the end of this earnings release for the definitions of Adjusted EBITDA and Covenant Adjusted EBITDA and reconciliations to their most directly comparable financial measure calculated in accordance with GAAP.

Revenue and Subscriber Data

The Company reported total revenues of $306.0 million for the three-month period ended June 30, 2020, an increase of $24.9 million or 8.9%, as compared to the same period in 2019. Total Subscribers increased by 6.8% during the three-month period ended June 30, 2020, which accounted for approximately $19.2 million of the increase, while Average Monthly Revenue per User grew by $1.31, providing an increase of approximately $7.5 million in total revenues. These increases were offset by a decrease of $1.2 million associated with the Company’s former wireless internet business, which was spun out in July 2019. When compared to the three months ended June 30, 2019, foreign currency translation had an immaterial impact on total revenues.
The Company added 107,980 New Subscribers during the second quarter of 2020, a decrease of 3.2% compared to 111,581 New Subscribers during the same period in 2019. New Subscriber growth in the quarter was impacted by a pause in sales activity in the Direct to Home sales channel for approximately six weeks, the discontinuation of Direct to Home sales activities in Canada, and the focus on reducing retail installment contracts.

Summary of Quarterly Key Financial and Portfolio Metrics
($ in millions, except for subscriber data)

	June 30,	September 30,	December 31,	March 31,	June 30,
	2019	2019	2019	2020	2020
Total Revenues	$281.1	$290.8	$307.8	$303.2	$306.0
Net Loss	$(115.9)	$(102.4)	$(88.5)	$(138.1)	$(87.0)
Adjusted EBITDA(a)	$88.3	$100.7	$125.1	$134.9	$152.7
Adjusted EBITDA Margin	31.4%	34.6%	40.6%	44.5%	49.9%
LTM Covenant Adjusted EBITDA(a)	$582.6	$612.7	$643.2	$683.5	$728.7
LTM Covenant Adjusted EBITDA Margin	52.7%	54.5%	55.6%	57.8%	60.3%
New Subscribers(1)	111,581	111,425	45,861	50,053	107,980
Total Subscribers(1)	1,507,664	1,560,063	1,552,541	1,548,201	1,610,642
Total Monthly Service Revenue	$79.3	$81.2	$79.9	$78.6	$80.3
Average Monthly Service Revenue per User	$52.63	$52.03	$51.44	$50.75	$49.83
Total Monthly Revenue	$93.7	$100.0	$102.6	$101.1	$102.0
Average Monthly Revenue per User	$63.35	$64.53	$65.98	$65.27	$64.66
Attrition Rate(2)	13.4%	13.9%	13.9%	14.1%	13.7%

(1) New Subscribers from sales pilots are not included
(2) Attrition Rate is reported on an LTM basis for each period end and excludes wireless internet business and pilot programs

Costs and Expenses

Operating expenses for the three months ended June 30, 2020 decreased by $10.0 million, or 10.9%, as compared to the three months ended June 30, 2019. This decrease included a $4.0 million increase in stock-based compensation, primarily associated with grants of equity awards in the first and second quarter of 2020. Excluding stock-based compensation, operating expenses decreased by $14.0 million, or 15.2%, primarily due to decreases of $13.2 million in personnel and related support costs, $2.5 million in costs associated with our former wireless internet business (which was spun out in July 2019) and $1.4 million in costs associated with our sales pilot programs. These decreases were partially offset by increases of $2.0 million in third-party contracted servicing costs and $0.7 million in equipment and related costs.
Net Service Cost per Subscriber was $9.93 for the second quarter of 2020, which led to a Net Service Margin of 80.2%, as compared to Net Service Cost per Subscriber and Net Service Margin of $13.13 and 75.2%, respectively, for the same period in 2019.
Selling expenses, excluding capitalized contract costs, increased by $6.8 million, or 11.8%, for the three months ended June 30, 2020, as compared to the three months ended June 30, 2019. This included a $19.5 million increase in stock-based compensation primarily associated with grants of equity awards in the first and second quarter of 2020. Excluding stock-based compensation, selling expenses decreased by $12.7 million, or 21.9%, primarily due to decreases of $3.7 million in facility and housing related costs associated with the delayed deployment of our summer Direct to Home sales teams, $3.3 million in costs associated with sales pilot programs, personnel and related costs of $3.0 million, $1.1 million in marketing costs and $0.7 million in customer credit reporting costs.
The Company’s Net Subscriber Acquisition Costs per New Subscriber were $630 for the last twelve months ended June 30, 2020, as compared to $1,064 for the same period in 2019. The average proceeds collected at point of sale during the last twelve months ended June 30, 2020 increased to approximately $1,485 per New Subscriber as compared to $1,081 for the same period in 2019.
General and administrative (“G&A”) expenses, net of allocations, increased $11.9 million, or 25.2%, for the three months ended June 30, 2020 as compared to the three months ended June 30, 2019. This included a $22.3 million increase in stock-based compensation primarily associated with grants of equity awards in the first and second quarter of 2020. Excluding stock-based compensation, G&A expenses decreased by $10.4 million, or 22.3%, primarily due to decreases of $6.1 million in personnel and related support costs, $2.4 million in costs associated with the Company’s former wireless internet business which was spun out in July 2019, $0.7 million in research and development costs and $0.7 million in provisions for bad debt and credit losses.
Net Loss, Adjusted EBITDA and Covenant Adjusted EBITDA

Net loss was $87.0 million for the three months ended June 30, 2020, an improvement of $28.9 million, as compared to a net loss of $115.9 million for the same period in 2019. Adjusted EBITDA was up by $64.4 million to $152.7 million for the three months ended June 30, 2020, as compared to Adjusted EBITDA of $88.3 million for the same period in 2019. Covenant Adjusted EBITDA was $200.5 million for the second quarter of 2020, as compared to Covenant Adjusted EBITDA of $155.3 million for the same period in 2019.
Financial Outlook

“We believe that the fundamental characteristics of Vivint’s high-margin, recurring service revenue model are compelling. More than 95% of our revenue is recurring, which provides long-term visibility and predictability to our business. Most of our new subscribers enter into five-year contracts and continue on the platform for approximately eight years, driving significant lifetime margin dollars,” said CFO, Dale R. Gerard. “Despite the many uncertainties pertaining to the COVID-19 pandemic, our recurring model has proven to be resilient, and we are comfortable with upgrading our guidance for subscribers and revenue. Meanwhile, our strong unit economics and scale have contributed to our ability to drive meaningful Adjusted EBITDA improvement, and that is reflected in our significantly upgraded guidance range. We are updating our full year outlook as follows: We now expect to end 2020 with approximately 1.62 to 1.68 million subscribers vs. previous guidance of 1.55 to 1.62 million. Our estimate for 2020 revenue is $1.23 to

$1.28 billion vs. previous guidance of $1.20 to $1.25 billion. Finally, we expect our 2020 Adjusted EBITDA to be between $555 and $565 million vs. previous guidance of between $525 and $535 million.”
Liquidity
The Company received $74.6 million of proceeds from the exercise of warrants during the three-month period ended June 30, 2020.

As of June 30, 2020, the Company’s liquidity position on a consolidated basis, defined as cash on hand, short-term marketable securities and available borrowing capacity under the Company’s revolving credit facility, was approximately $478 million.

Certain Credit Statistics

The Company's net leverage ratio, defined as the ratio of net debt to LTM Covenant Adjusted EBITDA, was 3.7x as of June 30, 2020.

Conference Call

Vivint Smart Home will host a conference call and webcast to discuss the quarterly results at 6:00 p.m. ET / 4:00 p.m. MT today, August 6, 2020. To join the live webcast and conference call, please visit the Investor Relations section of the Vivint website, http://investors.vivint.com/events-presentations/events/default.aspx. Investors and participants can register for the call in advance by visiting http://www.directeventreg.com/registration/event/3997994. After registering, instructions will be shared on how to join the call including dial-in information, as well as a unique passcode and registrant ID. At the time of the call, registered participants will dial in using the numbers from the confirmation email, and upon entering their unique passcode and ID, will be entered directly into the conference.

A financial results presentation and online access to join the webcast will be available immediately before the call on the Investor Relations section of the Company’s website at http://investors.vivint.com/events-presentations/events/default.aspx. A replay of the webcast will be available for 30 days on the Investor Relations section of the Company’s website at http://investors.vivint.com/company-overview/default.aspx following the completion of the webcast and conference call.

About the Company

Vivint Smart Home is a leading smart home company in North America. Vivint delivers an integrated smart home system with in-home consultation, professional installation and support delivered by its Smart Home Pros, as well as 24-7 customer care and monitoring. Dedicated to redefining the home experience with intelligent products and services, Vivint serves more than 1.6 million customers. For more information, visit https://www.vivint.com.

Forward-Looking Statements

This earnings release and accompanying conference call include certain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995, including statements regarding, among other things, the Company’s plans, strategies and prospects, both business and financial, including without limitation statements regarding the potential impact of the COVID-19 pandemic on the Company’s business and results of operations and the information under the heading “Financial Outlook” in this press release. These statements are based on the beliefs and assumptions of the Company’s management. Although the Company believes that its plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, the Company cannot assure you that it will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning our possible or assumed future actions, business strategies, events or results of operations, are forward-looking statements. These statements may be preceded by, followed by or include the words “believes,” “estimates,” “expects,” “projects,” “forecasts,” “may,” “will,” “should,” “seeks,” “plans,” “scheduled,” “anticipates” or “intends” or similar expressions.

Forward-looking statements are not guarantees of performance. You should not put undue reliance on these statements which speak only as of the date hereof. You should understand that the following important factors, in addition to those discussed in in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020, as filed on May 11, 2020, and our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2020, which is expected to be filed on or about the date of this earnings release, as such factors may be updated from time to time in the Company’s periodic filings with the SEC, could affect our future results and could cause those results or other outcomes to differ materially from those expressed or implied in our forward-looking statements:

•the duration and scope of the COVID-19 pandemic;
•actions governments, the company’s counterparties, and the company’s customers or potential customers take in response to the COVID-19 pandemic;
•the impact of the pandemic and actions taken in response to the pandemic on the global economies and economic activity;
•the pace of recovery when the COVID-19 pandemic subsides;
•the impact of the COVID-19 pandemic on our liquidity and capital resources, including the impact of the pandemic on our customers and timing of payments, the sufficiency of credit facilities, and the company’s compliance with lender covenants;
•the ineffectiveness of steps we take to reduce operating costs;
•risks of the smart home and security industry, including risks of and publicity surrounding the sales, subscriber origination and retention process;
•the highly competitive nature of the smart home and security industry and product introductions and promotional activity by our competitors;
•litigation, complaints, product liability claims and/or adverse publicity;
•the impact of changes in consumer spending patterns, consumer preferences, local, regional, and national economic conditions, crime, weather, demographic trends and employee availability;
•adverse publicity and product liability claims;
•increases and/or decreases in utility and other energy costs, increased costs related to utility or governmental requirements;
•cost increases or shortages in smart home and security technology products or components;
•the introduction of unsuccessful new Smart Home Services;
•privacy and data protection laws, privacy or data breaches, or the loss of data;
•the impact to our business, results of operations, financial condition, regulatory compliance and customer experience of the Vivint Flex Pay plan and our ability to successfully compete in retail sales channels; and
•risks related to our exposure to variable rates of interest with respect to its revolving credit facility and term loan facility.

In addition, the origination and retention of new subscribers will depend on various factors, including, but not limited to, market availability, subscriber interest, the availability of suitable components, the negotiation of acceptable contract terms with subscribers, local permitting, licensing and regulatory compliance, and our ability to manage anticipated expansion and to hire, train and retain personnel, the financial viability of subscribers and general economic conditions.

The Company undertakes no obligations to update or revise publicly any forward-looking statements, whether a result of new information, future events, or otherwise, except as required by law.

Certain Definitions

Total Subscribers - is the aggregate number of active smart home and security subscribers at the end of a given period.
Total Monthly Revenue - or Total MR, is the average monthly total revenue recognized during the period.
Average Monthly Revenue per User - or AMRU, is Total MR divided by average monthly Total Subscribers during a given period.

Total Monthly Service Revenue - or MSR, is the contracted recurring monthly service billings to our smart home and security subscribers, based on the Total Subscribers number as of the end of a given period.
Average Monthly Service Revenue per User - or AMSRU, is Total MSR divided by Total Subscribers at the end of a given period.
Adjusted EBITDA Margin - is Adjusted EBITDA as a percent of revenue.
Covenant Adjusted EBITDA Margin - is Covenant Adjusted EBITDA as a percent of revenue.
Attrition Rate - is the aggregate number of canceled smart home and security subscribers during the prior 12 month period divided by the monthly weighted average number of Total Subscribers based on the Total Subscribers at the beginning and end of each month of a given period. Subscribers are considered canceled when they terminate in accordance with the terms of their contract, are terminated by us or if payment from such subscribers is deemed uncollectible (when at least four monthly billings become past due). If a sale of a service contract to third parties occurs, or a subscriber relocates but continues their service, we do not consider this as a cancellation. If a subscriber transfers their service contract to a new subscriber, we do not consider this a cancellation.
Average Subscriber Lifetime - in number of months, is 100% divided by our expected long-term annualized attrition rate (which is currently estimated at 13%) multiplied by 12 months.
Net Service Cost per Subscriber - is the average monthly service costs incurred during the period (both period and capitalized service costs), including monitoring, customer service, field service and other service support costs, less total non-recurring smart home services billings for the period divided by average monthly Total Subscribers for the same period.
Net Service Margin - is the monthly average MSR for the period, less total average net service costs for the period divided by the monthly average MSR for the period.
New Subscribers - is the aggregate number of net new smart home and security subscribers originated during a given period. This metric excludes new subscribers acquired by the transfer of a service contract from one subscriber to another.
Net Subscriber Acquisition Costs per New Subscriber - is the net cash cost to create new smart home and security subscribers during a given 12 month period divided by New Subscribers for that period. These costs include commissions, Products, installation, marketing, sales support and other allocations (general and administrative and overhead) less upfront payment received from the sale of Products associated with the initial installation, and installation fees. These costs exclude capitalized contract costs and upfront proceeds associated with contract modifications.
Total Monthly Service Revenue for New Subscribers - is the contracted recurring monthly service billings to our New Subscribers during the prior 12-month period.
Average Monthly Service Revenue per New Subscriber - is the Total Monthly Service Revenue for New Subscribers divided by New Subscribers during the prior 12-month period.

VIVINT SMART HOME, INC. and SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Revenues:
Recurring and other revenue	$306,002	$281,053	$609,234	$557,302
Costs and expenses:
Operating expenses	82,011	92,013	165,351	175,089
Selling expenses	64,733	57,926	118,960	101,517
General and administrative expenses	59,383	47,439	112,401	93,778
Depreciation and amortization	140,175	134,504	279,424	265,725
Restructuring expenses	—	—	20,941	—
Total costs and expenses	346,302	331,882	697,077	636,109
Loss from operations	(40,300)	(50,829)	$(87,843)	$(78,807)
Other expenses (income):
Interest expense	54,515	65,817	119,808	129,565
Interest income	(32)	—	(261)	(23)
Other (income) expense, net	(8,638)	(198)	17,667	(2,444)
Total other expenses	45,845	65,619	137,214	127,098
Loss before income taxes	(86,145)	(116,448)	(225,057)	(205,905)
Income tax expense (benefit)	882	(552)	94	(853)
Net loss	$(87,027)	$(115,896)	$(225,151)	$(205,052)

VIVINT SMART HOME, INC. and SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	June 30, 2020	December 31, 2019
ASSETS
Current Assets:
Cash and cash equivalents	$248,950	$4,549
Accounts and notes receivable, net	70,879	64,216
Inventories	82,570	64,622
Prepaid expenses and other current assets	16,007	18,063
Total current assets	418,406	151,450

Property, plant and equipment, net	53,518	61,088
Capitalized contract costs, net	1,237,418	1,215,249
Deferred financing costs, net	1,867	1,123
Intangible assets, net	142,768	177,811
Goodwill	835,227	836,540
Operating lease right-of-use assets	61,496	65,320
Long-term notes receivables and other assets, net	79,248	95,827
Total assets	2,829,948	2,604,408
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable	90,708	86,554
Accrued payroll and commissions	75,349	72,642
Accrued expenses and other current liabilities	178,196	139,389
Current portion of notes payable, net	9,500	461,420
Deferred revenue	265,283	234,612
Current portion of operating lease liabilities	12,099	11,640
Current portion of finance lease liabilities	5,241	7,708
Total current liabilities	636,376	1,013,965

Notes payable, net	2,819,102	2,575,293
Revolving credit facility	105,200	245,000
Finance lease liabilities, net of current portion	3,928	5,474
Operating lease liabilities	58,830	63,477
Deferred revenue, net of current portion	501,743	405,786
Other long-term obligations	108,684	80,540
Deferred income tax liabilities	959	2,231
Total liabilities	4,234,822	4,391,766
Total stockholders’ deficit	(1,404,874)	(1,787,358)
Total liabilities and stockholders’ deficit	2,829,948	2,604,408

VIVINT SMART HOME, INC. and SUBSIDIARIES
Summary Cash Flow Data
(In thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Net cash provided by (used in) operating activities	$111,027	$(87,973)	$77,496	$(130,990)
Net cash (used in) provided by investing activities	(3,411)	1,939	(5,666)	128
Net cash provided by financing activities	9,904	85,489	172,576	121,210
Effect of exchange rate changes on cash	341	(13)	(5)	12
Net increase (decrease) in cash and cash equivalents	117,861	(558)	244,401	(9,640)

Cash and cash equivalents:
Beginning of period	131,089	3,691	4,549	12,773
End of period	$248,950	$3,133	$248,950	$3,133

Statement Regarding Non-GAAP Financial Measures

Adjusted EBITDA

Adjusted EBITDA is defined as net income (loss) before interest, taxes, depreciation, amortization, stock-based compensation (or non-cash compensation), certain financing fees, and certain other non-recurring expenses or gains.

Adjusted EBITDA is not defined under GAAP and is subject to important limitations. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by the Company may not be comparable to similarly titled amounts used by other companies.

Management believes that the presentation of Adjusted EBITDA is useful to investors because it is frequently used by securities analysts, investors, and other interested parties in their evaluation of the operating performance of companies in industries similar to ours. In addition, targets based on Adjusted EBITDA are among the measures we use to evaluate our management’s performance for purposes of determining their compensation under our incentive plans.
Adjusted EBITDA and other non-GAAP financial measures have important limitations as analytical tools and you should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP.

Covenant Adjusted EBITDA

“Covenant Adjusted EBITDA” is defined as net income (loss) before interest expense (net of interest income), income and franchise taxes and depreciation and amortization (including amortization of capitalized subscriber acquisition costs), further adjusted to exclude the effects of certain contract sales to third parties, non-capitalized subscriber acquisition costs, stock-based compensation and certain unusual, non-cash, non-recurring and other items permitted in certain covenant calculations under the agreements governing our Notes, the credit agreement governing the 2025 Term Loan B and the credit agreement governing our revolving credit facility.

We believe that the presentation of Covenant Adjusted EBITDA is appropriate to provide additional information to investors about the calculation of, and compliance with, certain financial covenants contained in the agreements governing the Notes, the credit agreements governing the revolving credit facility and the 2025 Term Loan B. We caution investors that amounts presented in accordance with our definition of Covenant Adjusted EBITDA may not be comparable to similar measures disclosed by other issuers, because not all issuers and analysts calculate Covenant Adjusted EBITDA in the same manner.

Covenant Adjusted EBITDA is not a measurement of our financial performance under GAAP and should not be considered as an alternative to net loss or any other performance measures derived in accordance with GAAP or as an alternative to cash flows from operating activities as a measure of our liquidity.

See the following tables for quantitative reconciliations of Adjusted EBITDA and Covenant Adjusted EBITDA for historical periods to Net Loss, which we believe is the most comparable financial measure calculated in accordance with GAAP.

VIVINT SMART HOME, INC. and SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures
(In millions)
(Unaudited)

	Three Months Ended
	June 30,	September 30,	December 31,	March 31,	June 30,
	2019	2019	2019	2020	2020
Net loss	$(115.9)	$(102.4)	$(88.5)	$(138.1)	$(87.0)
Interest expense, net	65.8	65.2	65.2	65.1	54.5
Income tax (benefit) expense, net	(0.6)	0.2	1.9	(0.8)	0.9
Depreciation	7.1	6.3	6.2	5.7	5.2
Amortization (i)	127.4	131.2	134.0	133.6	135.0
Stock-based compensation (ii)	0.9	1.3	0.8	17.0	46.8
MDR fee (iii)	3.8	4.6	5.0	5.2	6.0
Restructuring expenses (iv)	—	—	—	20.9	—
Other (income) expense, net (v)	(0.2)	(5.7)	0.5	26.3	(8.7)
Adjusted EBITDA	$88.3	$100.7	$125.1	$134.9	$152.7

(i)Excludes loan amortization costs that are included in interest expense.
(ii)Reflects non-cash compensation costs related to employee and director stock incentive plans.
(iii)Costs related to financing fees incurred under the Vivint Flex Pay program.
(iv)Employee severance and termination benefits expenses associated with restructuring plans.
(v)Amounts for the three months ended March 31, 2020 include adjustment to eliminate $16.9 million from expenses included in debt modification and extinguishment.

VIVINT SMART HOME, INC. and SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures
(In millions)
(Unaudited)

	LTM Period Ended
	June 30,	September 30,	December 31,	March 31,	June 30,
	2019	2019	2019	2020	2020
Net loss	$(445.1)	$(427.1)	$(395.8)	$(444.9)	$(416.0)
Interest expense, net	255.2	258.5	259.9	261.3	250.0
Other expense (income), net	20.8	0.6	(7.6)	20.9	12.4
Income tax (benefit) expense, net	(1.1)	(0.7)	1.3	0.8	2.3
Restructuring expenses (i)	0.5	—	—	20.9	20.9
Depreciation and amortization (ii)	111.5	108.8	106.2	103.1	98.3
Amortization of capitalized contract costs	417.1	426.8	437.2	448.4	458.8
Non-capitalized contract costs (iii)	260.2	273.2	273.9	277.6	259.3
Stock-based compensation (iv)	3.5	3.9	3.8	20.0	65.9
Other adjustments (v)	54.5	52.8	53.1	65.0	62.9
Adjustment for change in accounting principle (Topic 606) (vi)	(94.5)	(84.1)	(88.8)	(89.6)	(86.1)
Covenant Adjusted EBITDA	$582.6	$612.7	$643.2	$683.5	$728.7

(i)Employee severance and termination benefits expenses associated with restructuring plans.
(ii)Excludes loan amortization costs that are included in interest expense.
(iii)Reflects subscriber acquisition costs that are expensed as incurred because they are not directly related to the acquisition of specific subscribers. Certain other industry participants purchase subscribers through subscriber contract purchases, and as a result, may capitalize the full cost to purchase these subscriber contracts, as compared to our organic generation of new subscribers, which requires us to expense a portion of our subscriber acquisition costs under GAAP.
(iv)Reflects non-cash compensation costs related to employee and director stock incentive plans.
(v)Other Adjustments includes certain items such as product development costs, subcontracted monitoring fee savings, certain legal and professional fees, expenses associated with retention bonuses, relocation and severance payments other than those paid as part of restructuring plans, and certain other adjustments.
(vi)Adjustments to eliminate the impact of the Company's adoption of Accounting Standards Codification Topic 606, Revenue from Contracts with Customers.

Contact:

Nate Stubbs
VP, Investor Relations
801-221-6724
ir@vivint.com

Source: Vivint Smart Home, Inc.